Exhibit 99.1
News Release

Investor Relations Contact: Steven Melman, V.P. of Investor Relations PDF Solutions, Inc. Tel: (408) 938-6445 Email: steven.melman@pdf.com	Corporate Communications Contact: Abbie Kendall, Principal Armstrong Kendall, Inc. Tel: (503) 672-4681 Email: abbie@akipr.com
PDF Solutions® Completes Acquisition of
Si Automation S.A.
     SAN JOSE, Calif., October 31, 2006 — PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced that it has completed its acquisition of Si Automation S.A. (SIA), a privately held Fault Detection and Classification (FDC) software and services provider, based in Montpellier, France.
     Under terms of the agreement, PDF Solutions has acquired SIA for $26.6 million in cash and 699,298 shares of PDF Solutions common stock, resulting in aggregate consideration of approximately $35.6 million or approximately $30.6 million, net of net cash-on-hand at SIA, as of the close date of this transaction.
     “This is an exciting day for PDF Solutions. We can now fully integrate the SIA team and the Maestria® product offering with PDF Solutions complete silicon characterization infrastructure,” stated John Kibarian, chief executive officer of PDF Solutions. “As we integrate our products and define a new combined product roadmap, PDF Solutions will continue to provide our customers with greater capabilities to successfully manage the manufacturing complexities inherent in nanometer semiconductor processes.”
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About PDF Solutions:
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe, Japan and China. For more information, visit www.pdf.com.
PDF Solutions® and Maestria® are registered trademarks of PDF Solutions, Inc.
Forward-Looking Statements:
Some of the statements in this press release are forward looking, including, without limitation, the agreement between the company and SIA, those regarding the ability of the company to integrate its existing products with Maestria software in an efficient and effective manner, potential future revenue opportunities to PDF Solutions, PDF’s ability to integrate and retain SIA’s employees, the ability to retain current customers and grow the customer base as a result of the transaction. The words “expect”, “believe” and similar expressions also identify forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: failure to satisfy the conditions to closing set forth in the stock purchase agreement; failure to timely or successfully integrate PDF Solutions’ products with Maestria software; failure to integrate and retain employees; failure to retain current customers and grow potential future revenue opportunities; fluctuations in the price of PDF’s stock; unforeseen industry changes; changes in the U.S. and worldwide economic and political environments; and changes in the marketplace for our solutions, including the introduction of products and services competitive with PDF’s products and services. Readers should also refer to the risk disclosures set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K, most recently filed on March 16, 2006, and its quarterly reports on Form 10-Q, most recently filed on August 9, 2006. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.
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